Exhibit 99.1

               Praxair Third-Quarter EPS Increases 25% to 94 Cents

     DANBURY, Conn.--(BUSINESS WIRE)--Oct. 24, 2007--Praxair, Inc. (NYSE: PX) announced record third-quarter sales and earnings. Net income grew 23% to $305 million, and diluted earnings per share grew 25% to 94 cents.

     Sales in the third quarter were $2,372 million, 13% above the prior year. Sales grew in all geographies, led by strong growth in Asia and South America from new business and project start-ups, and continued stable growth in North America.

     Third-quarter operating profit grew to $460 million from $392 million in the prior-year quarter as a result of new business, improved pricing and operational efficiencies. This represented underlying growth of 22%, excluding the gains from business divestitures in the 2006 quarter.

     In North America, third-quarter sales reached $1,306 million, 10% above the prior year. Growth came primarily from higher sales to energy and general manufacturing markets. Operating profit of $244 million rose 20% from the third quarter of 2006, reflecting strong operating leverage from new business development.

     In Europe, third-quarter sales of $325 million increased 11%, and 4% excluding currency effects, versus the prior year. Underlying sales growth came from all major regions and end-markets. Operating profit rose to $78 million, representing 22% growth from the prior year, excluding a gain from a business divestiture in the 2006 quarter.

     In South America, third-quarter sales of $419 million grew 23% from the prior-year quarter, and 13% excluding currency effects, from new business in manufacturing, metals, energy and healthcare markets. Operating profit of $84 million grew 22% as compared to the prior year.

     Sales in Asia grew 15% to $190 million from $165 million in the year-ago quarter. Higher on-site and merchant gases sales in China, India and Korea drove the increase. Operating profit in the quarter rose to $30 million from $27 million in the prior year.

     Praxair Surface Technologies' sales in the quarter increased to $132 million, up 16% as compared to the prior-year quarter. Increasing demand for coatings sales to the aerospace and energy markets drove the sales growth. Operating profit rose to $24 million, reflecting significantly improved product mix.

     Cash flow from operations in the quarter was a record $592 million. Capital expenditures were $360 million. During the quarter, the company purchased $385 million of common stock, net of issuances. The after-tax return-on-capital ratio* improved to 15.5% for the quarter and return on equity* increased to 25.1%.

     Commenting on the results, Chairman and Chief Executive Officer Steve Angel said, "The pace of new business activity continues to be robust around the globe, reflecting infrastructure development in Asia and South America, and an abundance of projects in energy markets in the Americas. Our pipeline of future projects continues to grow, which provides visibility for double-digit sales growth over the next two to three years. We expect to achieve strong earnings leverage due to our focus on productivity, and to continue our share repurchase program using our strong and growing cash flow."

     For the fourth quarter of 2007, Praxair expects diluted earnings per share in the range of 95 cents to 97 cents, 16% to 18% above the fourth quarter of 2006.

     For the full year of 2007, Praxair expects year-over-year sales growth of about 12%. The company expects diluted earnings per share to be in the area of $3.60, representing about 20% growth from 2006. Full-year capital expenditures are expected to be in the area of $1.3 billion.

     Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2006 sales of $8.3 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

     *See the attachments for calculations of non-GAAP measures.

     Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and Appendix: Non-GAAP Measures

     A teleconference on Praxair's third-quarter results is being held this morning, October 24, at 11:00 a.m. Eastern Time. The number is (617) 847-8712 --
Passcode: 98313534. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

     This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company's latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company's forward-looking statements in light of those risks.


                    PRAXAIR, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                             (UNAUDITED)

                                  Quarter Ended       Year to Date
                                  September 30,       September 30,
                               ---------------------------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

SALES (a)                      $  2,372  $  2,099  $  6,879  $  6,201
Cost of sales                     1,394     1,259     4,064     3,704
Selling, general and
 administrative                     294       272       876       816
Depreciation and amortization       196       173       567       518
Research and development             24        21        72        64
Other income (expense) - net
 (b)                                 (4)       18         2        27
                               --------- --------- --------- ---------
OPERATING PROFIT                    460       392     1,302     1,126
Interest expense - net               44        38       123       117
                               --------- --------- --------- ---------
INCOME BEFORE INCOME TAXES          416       354     1,179     1,009
Income taxes (c)                    106       101       304       274
                               --------- --------- --------- ---------
                                    310       253       875       735
Minority interests                   (9)       (7)      (27)      (22)
Income from equity investments        4         1        13         6
                               --------- --------- --------- ---------
NET INCOME                     $    305  $    247  $    861  $    719
                               ========= ========= ========= =========

PER SHARE DATA

Basic earnings per share       $   0.96  $   0.76  $   2.69  $   2.22

Diluted earnings per share     $   0.94  $   0.75  $   2.64  $   2.18

Cash dividends                 $   0.30  $   0.25  $   0.90  $   0.75

WEIGHTED AVERAGE SHARES
 OUTSTANDING
Basic shares outstanding
 (000's)                        318,513   323,582   319,830   323,635
Diluted shares outstanding
 (000's)                        324,920   329,498   325,809   329,512

(a) Sales for the 2007 quarter and year-to-date periods decreased $6 million and $14 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2006. Sales for the quarter and year-to-date periods increased $82 million and $190 million, respectively, due to currency effects versus 2006.

(b) Other income (expense) - net for the 2006 third quarter included a $14 million gain, $3 million after tax, relating to two divestitures. The 2006 year-to-date period included the impact of the two divestitures and a $15 million gain, $10 million after tax, resulting from insurance recoveries.

(c) Income taxes for the 2006 third quarter include $11 million of charges related to the impact of two divestitures.


                    PRAXAIR, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Millions of dollars)
                             (UNAUDITED)

                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------
ASSETS
Cash and cash equivalents                       $      26    $      36
Accounts receivable - net                           1,707        1,456
Inventories                                           448          381
Prepaid and other current assets                      227          186
                                            ------------- ------------
TOTAL CURRENT ASSETS                                2,408        2,059

Property, plant and equipment - net                 7,598        6,694
Goodwill                                            1,877        1,613
Other intangibles - net                               116           71
Other long-term assets                                752          665
                                            ------------- ------------
TOTAL ASSETS                                    $  12,751    $  11,102
                                            ============= ============

LIABILITIES AND EQUITY
Accounts payable                                $     777    $     682
Short-term debt                                       617          130
Current portion of long-term debt                      44           56
Other current liabilities                           1,087          890
                                            ------------- ------------
TOTAL CURRENT LIABILITIES                           2,525        1,758

Long-term debt                                      3,342        2,981
Other long-term liabilities                         1,767        1,587
                                            ------------- ------------
TOTAL LIABILITIES                                   7,634        6,326

Minority interests                                    255          222
Shareholders' equity                                4,862        4,554
                                            ------------- ------------
TOTAL LIABILITIES AND EQUITY                    $  12,751    $  11,102
                                            ============= ============


                    PRAXAIR, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Millions of dollars)
                             (UNAUDITED)

                                        Quarter Ended   Year to Date
                                        September 30,  September 30,
                                        ------------- ----------------
                                         2007   2006    2007    2006
                                        ------ ------ -------- -------
OPERATIONS
  Net income                            $ 305  $ 247  $   861  $  719
  Depreciation and amortization           196    173      567     518
  Accounts receivable                     (59)   (22)    (222)    (98)
  Inventory                               (18)   (13)     (55)    (33)
  Payables and accruals                   116    124      133     109
  Pension contributions                    (2)    (1)     (16)   (119)
  Other                                    54     46      103      93
                                        ------ ------ -------- -------
    Net cash provided by operating
     activities                           592    554    1,371   1,189
                                        ------ ------ -------- -------

INVESTING
  Capital expenditures                   (360)  (274)    (974)   (800)
  Acquisitions                            (22)    (1)    (349)     (7)
  Divestitures and asset sales             12     99       33     112
                                        ------ ------ -------- -------
    Net cash used for investing
     activities                          (370)  (176)  (1,290)   (695)
                                        ------ ------ -------- -------

FINANCING
  Debt increase (decrease) - net          247   (292)     720    (346)
  Issuances of common stock                78     47      245     203
  Purchases of common stock              (463)   (45)    (816)   (262)
  Cash dividends                          (95)   (81)    (287)   (242)
  Excess tax benefit on stock option
   exercises                               20      6       54      18
  Minority interest transactions and
   other                                   (8)   (13)     (12)    (18)
                                        ------ ------ -------- -------
    Net cash used for financing
     activities                          (221)  (378)     (96)   (647)


Effect of exchange rate changes on cash
 and cash equivalents                       3      1        5       2
                                        ------ ------ -------- -------

Change in cash and cash equivalents         4      1      (10)   (151)
Cash and cash equivalents, beginning-
 of-period                                 22     21       36     173
                                        ------ ------ -------- -------

Cash and cash equivalents, end-of-
 period                                 $  26  $  22  $    26  $   22
                                        ====== ====== ======== =======


                    PRAXAIR, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                        (Millions of dollars)
                             (UNAUDITED)

                                           Quarter Ended Year to Date
                                           September 30, September 30,
                                           ------------- -------------
                                            2007   2006   2007   2006
                                           ------ ------ ------ ------
    SALES
      North America (a)                    $1,306 $1,187 $3,804 $3,514
      Europe (b)                              325    293    991    857
      South America (c)                       419    340  1,160    997
      Asia (d)                                190    165    536    467
      Surface Technologies (e)                132    114    388    366
                                           ------ ------ ------ ------
           Total sales                     $2,372 $2,099 $6,879 $6,201
                                           ====== ====== ====== ======

    SEGMENT OPERATING PROFIT
      North America (a)                    $  244 $  204 $  692 $  619
      Europe (b)                               78     69    229    193
      South America                            84     69    226    184
      Asia                                     30     27     87     78
      Surface Technologies (e)                 24     23     68     52
                                           ------ ------ ------ ------
          Total operating profit           $  460 $  392 $1,302 $1,126
                                           ====== ====== ====== ======

(a) North American 2007 sales for the quarter and year-to-date periods decreased $6 million and $14 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2006. Sales for the quarter and year-to-date periods increased $12 million and $11 million, respectively, due to currency effects versus 2006. 2006 year-to-date operating profit included a $15 million benefit related to insurance recoveries.
(b) European 2007 sales for the quarter and year-to-date periods increased $21 million and $69 million, respectively, due to currency effects versus 2006. 2006 operating profit for both periods included a gain of $5 million relating to the divestiture of a Turkish joint venture.
(c) South American 2007 sales for the quarter and year-to-date periods increased $35 million and $72 million, respectively, due to currency effects versus 2006.
(d) Asian 2007 sales for the quarter and year-to-date periods increased $10 million and $24 million, respectively, due to currency effects versus 2006.
(e) Surface Technologies 2007 sales for the quarter and year-to-date periods increased $4 million and $14 million, respectively, due to currency effects versus 2006. 2006 operating profit for both periods included a gain of $7 million relating to the divestiture of the aviation services business in July 2006. Sales for the 2006 year-to-date period included $33 million relating to the aviation services business divested in July 2006.


                    PRAXAIR, INC. AND SUBSIDIARIES
                     QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                             (UNAUDITED)


                                                    2007
                                        ------------------------------
                                           Q3        Q2        Q1
FROM THE INCOME STATEMENT
Sales                                   $  2,372  $  2,332  $  2,175
Cost of sales                              1,394     1,388     1,282
Selling, general and administrative          294       296       286
Depreciation and amortization                196       189       182
Research and development                      24        24        24
Other income (expenses) - net                 (4)        4         2
                                        ------------------------------
Operating profit                             460       439       403
Interest expense - net                        44        41        38
Income taxes                                 106       103        95
Minority interests                            (9)       (9)       (9)
Income from equity investments                 4         5         4
                                        ------------------------------
Net income                              $    305  $    291  $    265
                                        ==============================

PER SHARE DATA
Diluted earnings per share              $   0.94  $   0.89  $   0.81
Cash dividends per share                $   0.30  $   0.30  $   0.30
Diluted weighted average shares
 outstanding (000's)                     324,920   326,301   326,787

FROM THE BALANCE SHEET
Total debt                              $  4,003  $  3,700  $  3,736
Total capital (a)                          9,120     8,784     8,433
Debt-to-capital ratio (a)                   43.9%     42.1%     44.3%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations               $    592  $    481  $    298
Capital expenditures                         360       329       285
Acquisitions                                  22        31       296
Cash dividends                                95        96        96

OTHER INFORMATION
Number of employees                       27,479    28,035    27,681
After-tax return on capital (ROC) (a)       15.5%     15.3%     14.8%
Return on equity (ROE) (a)                  25.1%     25.0%     23.5%

SEGMENT DATA
SALES
North America                           $  1,306  $  1,293  $  1,205
Europe                                       325       336       330
South America                                419       393       348
Asia                                         190       179       167
Surface Technologies                         132       131       125
                                        ------------------------------
    Total                               $  2,372  $  2,332  $  2,175
                                        ==============================
OPERATING PROFIT
North America                           $    244  $    231  $    217
Europe                                        78        79        72
South America                                 84        76        66
Asia                                          30        30        27
Surface Technologies                          24        23        21
                                        ------------------------------
    Total                               $    460  $    439  $    403
                                        ==============================


                                                2006
                               ---------------------------------------
                                  Q4        Q3        Q2        Q1
FROM THE INCOME STATEMENT
Sales                          $  2,123  $  2,099  $  2,076  $  2,026
Cost of sales                     1,264     1,259     1,238     1,207
Selling, general and
 administrative                     270       272       271       273
Depreciation and amortization       178       173       174       171
Research and development             23        21        22        21
Other income (expenses) - net         5        18        11        (2)
                               ---------------------------------------
Operating profit                    393       392       382       352
Interest expense - net               38        38        41        38
Income taxes                         81       101        90        83
Minority interests                   (9)       (7)       (7)       (8)
Income from equity
 investments                          4         1         3         2
                               ---------------------------------------
Net income                     $    269  $    247  $    247  $    225
                               =======================================

PER SHARE DATA
Diluted earnings per share     $   0.82  $   0.75  $   0.75  $   0.68
Cash dividends per share       $   0.25  $   0.25  $   0.25  $   0.25
Diluted weighted average
 shares outstanding (000's)     329,508   329,498   329,880   330,043

FROM THE BALANCE SHEET
Total debt                     $  3,167  $  3,174  $  3,454  $  3,408
Total capital (a)                 7,943     7,877     7,926     7,740
Debt-to-capital ratio (a)          39.9%     40.3%     43.6%     44.0%

FROM THE STATEMENT OF CASH
 FLOWS
Cash flow from operations      $    563  $    554  $    392  $    243
Capital expenditures                300       274       270       256
Acquisitions                          7         1         3         3
Cash dividends                       81        81        80        81

OTHER INFORMATION
Number of employees              27,042    26,926    27,532    27,231
After-tax return on capital
 (ROC) (a)                         15.5%     14.3%     14.5%     13.7%
Return on equity (ROE) (a)         23.8%     22.5%     23.5%     22.4%

SEGMENT DATA
SALES
North America                  $  1,182  $  1,187  $  1,158  $  1,169
Europe                              306       293       296       268
South America                       351       340       340       317
Asia                                169       165       155       147
Surface Technologies                115       114       127       125
                               ---------------------------------------
    Total                      $  2,123  $  2,099  $  2,076  $  2,026
                               =======================================
OPERATING PROFIT
North America                  $    203  $    204  $    215  $    200
Europe                               73        69        65        59
South America                        68        69        58        57
Asia                                 33        27        28        23
Surface Technologies                 16        23        16        13
                               ---------------------------------------
    Total                      $    393  $    392  $    382  $    352
                               =======================================


(a) Non-GAAP measure, see Appendix.


                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                          NON-GAAP MEASURES
                     (Dollar amounts in millions)
                             (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that
 (i) its debt-to-capital ratio is appropriate for measuring its financial leverage; (ii) its after-tax return on invested capital ratio (ROC) is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interests and shareholders' equity); and (iii) its return on equity ratio (ROE) is an appropriate measure for judging performance for shareholders.

                            2007                      2006
                    --------------------- ----------------------------
                      Q3     Q2     Q1      Q4     Q3     Q2     Q1
Total Capital
-------------------
  Total debt        $4,003 $3,700 $3,736  $3,167 $3,174 $3,454 $3,408
  Minority
   interests           255    234    230     222    209    203    207
  Shareholders'
   equity            4,862  4,850  4,467   4,554  4,494  4,269  4,125
                    --------------------- ----------------------------
    Total Capital   $9,120 $8,784 $8,433  $7,943 $7,877 $7,926 $7,740
                    ===================== ============================

Debt-to-Capital
 Ratio                43.9%  42.1%  44.3%   39.9%  40.3%  43.6%  44.0%
------------------- --------------------- ----------------------------


After-Tax Return on
 Capital (ROC)
-------------------

  Reported
   operating profit $  460 $  439 $  403  $  393 $  392 $  382 $  352
  Less: income
   taxes              (106)  (103)   (95)    (81)  (101)   (90)   (83)
  Less: tax benefit
   on interest
   expense             (11)   (11)   (10)    (10)   (10)   (11)   (10)
  Add: income from
   equity
   investments           4      5      4       4      1      3      2
                    --------------------- ----------------------------
  Net operating
   profit after-tax
   (NOPAT)          $  347 $  330 $  302  $  306 $  282 $  284 $  261

  Beginning capital $8,784 $8,433 $7,943  $7,877 $7,926 $7,740 $7,551
  Ending capital    $9,120 $8,784 $8,433  $7,943 $7,877 $7,926 $7,740
  Average capital   $8,952 $8,609 $8,188  $7,910 $7,902 $7,833 $7,646

  ROC %                3.9%   3.8%   3.7%    3.9%   3.6%   3.6%   3.4%

    ROC %
     (annualized)     15.5%  15.3%  14.8%   15.5%  14.3%  14.5%  13.7%
                    --------------------- ----------------------------

Return on Equity
 (ROE)
-------------------

  Reported net
   income           $  305 $  291 $  265  $  269 $  247 $  247 $  225

  Beginning
   shareholders'
   equity           $4,850 $4,467 $4,554  $4,494 $4,269 $4,125 $3,902
  Ending
   shareholders'
   equity           $4,862 $4,850 $4,467  $4,554 $4,494 $4,269 $4,125
  Average
   shareholders'
   equity           $4,856 $4,659 $4,511  $4,524 $4,382 $4,197 $4,014

  ROE %                6.3%   6.2%   5.9%    5.9%   5.6%   5.9%   5.6%

    ROE %
     (annualized)     25.1%  25.0%  23.5%   23.8%  22.5%  23.5%  22.4%
                    --------------------- ----------------------------


     CONTACT: Praxair, Inc.
              Media:
              Susan Szita Gore, 203-837-2311
              susan_szita-gore@praxair.com
              or
              Investors:
              Elizabeth Hirsch, 203-837-2354
              liz_hirsch@praxair.com